Exhibit 10.80

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED
LICENSE AND SERVICES AGREEMENT
Between
PROTIVA AGRICULTURAL DEVELOPMENT COMPANY INC.
on the one hand,
and
PROTIVA BIOTHERAPEUTICS INC.
and
ARBUTUS BIOPHARMA CORPORATION,
on the other hand
Dated: March 4, 2016

i

TABLE OF CONTENTS
(continued)

ARTICLE IX - MISCELLANEOUS		26
9.1	Representations and Warranties	26
9.2	Force Majeure	29
9.3	Consequential Damages	29
9.4	Assignment	30
9.5	Notices	30
9.6	Independent Contractors	31
9.7	Governing Law; Jurisdiction	31
9.8	Severability	31
9.9	No Implied Waivers	32
9.10	Headings	32
9.11	Entire Agreement; Amendment	32
9.12	Waiver of Rule of Construction	32
9.13	No Third-Party Beneficiaries	32
9.14	Further Assurances	32
9.15	Performance by Affiliates	32
9.16	Effect of Amendment	32

ii

AMENDED AND RESTATED
LICENSE AND SERVICES AGREEMENT
This Amended and Restated License and Services Agreement (this “Agreement”) is entered into as of March 4, 2016 (the “Effective Date”), between Protiva Agricultural Development Company Inc., a British Columbia corporation with a principal place of business at 100‑8900 Glenlyon Parkway, Burnaby, B.C., Canada V5J 5J8 (“PadCo”), on the one hand, and Protiva Biotherapeutics, Inc., a British Columbia corporation with a principal place of business at 100‑8900 Glenlyon Parkway, Burnaby, B.C., Canada V5J 5J8 (“Protiva”), and Arbutus Biopharma Corporation (formerly, Tekmira Pharmaceuticals Corporation), a British Columbia corporation with a principal place of business at 100‑8900 Glenlyon Parkway, Burnaby, B.C., Canada V5J 5J8 (“Arbutus”), on the other hand.
RECITALS
WHEREAS, Protiva and Arbutus own or Control Protiva Intellectual Property (as defined below) that is useful for the delivery of a variety of oligonucleotide products, including those that function through RNA interference or the modulation of microRNAs;
WHEREAS, PadCo, Protiva and Tekmira entered into that certain License and Services Agreement on January 12, 2014 (the “Original License”), and, contemporaneously with the execution of the Original License: (a) as consideration for the Transferred Protiva Rights and in full satisfaction of the Protiva Purchase Price, the Licensee issued the Protiva Note and one Class B Common share in the capital stock of Licensee to Protiva and granted to Protiva the rights set out in Section 3.3 of the Original License; (b) as consideration for the Transferred Tekmira Rights and in full satisfaction of the Protiva Purchase Price, the Licensee issued one Class A Common share in the capital stock of Licensee to Tekmira that was later transferred to Protiva; (c) Protiva, Tekmira, PadCo and Monsanto Canada entered into the Option Agreement and (d) Protiva and Monsanto entered into the Protiva-Monsanto Services Agreement;
WHEREAS, contemporaneously with the execution of this Agreement and as of the Effective Date: (a) the parties to the Protiva-Monsanto Services Agreement are amending the Protiva-Monsanto Services Agreement, (b) the parties to the Option Agreement are amending and restating the Option Agreement, (c) Monsanto Canada is exercising the Call Option to acquire all of the outstanding capital stock of PadCo, and (d) Closing is occurring;
WHEREAS, Protiva, Arbutus and PadCo desire to amend and restate the Original License, effective as of the Effective Date, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, as required by the terms of the Original License, Monsanto Canada has consented to the amendment and restatement of the Original License upon the terms and conditions of this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, PadCo, Arbutus and Protiva enter into this Agreement to amend and restate the Original License effective as of the Effective Date:

ARTICLE I – DEFINITIONS
1.1    General.     When used in this Agreement, each of the following terms, whether used in the singular or plural, shall have the meanings set forth in this Article I.
“Affiliate” means, with respect to a Person, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with such Person. For purposes of the foregoing sentence, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.
“Agreement” has the meaning set forth in the introductory paragraph.
“Agricultural Field” means any and all applications in agriculture, horticulture, forestry, aquaculture, and/or residential (e.g., lawn and garden) markets relating to, for example, plants, fish, arthropods and/or pests and pathogens thereof. For the avoidance of doubt, Agricultural Field excludes, for example: (a) all human and animal (other than fish and arthropods) therapeutic, prophylactic, and diagnostic applications; and (b) modification of any cells, tissues, or organisms for the purpose of manufacturing heterologous proteins, peptides, or viruses for any purpose, including producing therapeutic products, other than the modification of plants, plant cells, or plant tissues for the purpose of manufacturing heterologous proteins, peptides, or viruses for application to plants, fish, arthropods, and/or pests or pathogens thereof.
“Applicable Laws” means all applicable laws, statutes, rules, regulations, guidelines, guidances, ordinances, orders, decrees, writs, judicial or administrative decisions and the like of any nation or government, any state or other political subdivision thereof, any entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government (including any Governmental Authority), any tribunal or arbitrator of competent jurisdiction, and any trade organization whose regulations have the force of law.
“Arbutus” has the meaning set forth in the introductory paragraph.
“Background Patent Infringement Action” has the meaning set forth in Section 5.3(b).
“BIA” has the meaning set forth in Section 2.5.
“Call Option” has the meaning set forth in the Option Agreement.
“CCAA” has the meaning set forth in Section 2.5.
“Change of Control” has the meaning set forth in the Option Agreement.
“Channel Costs” means those costs incurred by a Party and its Affiliates in preparing and utilizing distribution channels for a Product (including product returns, customer rebates, dealer incentives, volume discounts, seed service fees, cash discounts (pre-pay discounts), local competitive response, transportation or cargo insurance, and some of which, by way of example, are currently identified as “seed service fees,” “crop loss and replant,” “volume discount,” and “seed action pack”), in all cases allocated to such Products in accordance with GAAP.
“Closing” has the meaning set forth in the Option Agreement.
“Code” has the meaning set forth in Section 2.4.
“Combination Product” means any Product that incorporates other technology and/or materials that embody Patents, Know-How, or other intellectual property rights, benefits, and/or value, including for example, seeds, seed treatments (chemicals or biopesticides), or transgenic or non-transgenic components of a plant genome; provided, however, that a Product will only be a Combination Product if such other technology and/or materials have been packaged and sold separately at any time.
“Commercial Milestone Payment” has the meaning set forth in Section 3.1(a).
“Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, having imported, exporting, having exported, selling and having sold a Product, in each case for commercial purposes.
“Commercial Launch” means the first bona fide commercial sale of the Product in an arm’s length transaction.
“Compound” means any molecule (a) that was Controlled by Protiva as of the Original Effective Date, (b) Discovered by Protiva or any of its Affiliates under the Research Program or in the performance of the Technology Transfer, (c) became (or becomes, as the case may be) under the Control of Protiva or any of its Affiliates during the period in which Protiva provided Services pursuant to the Research Program or conducts activities pursuant to the Technology Transfer.
“Confidential Information” means all proprietary or confidential information and materials, patentable or otherwise, of a Party disclosed by or on behalf of such Party to the other Party before, on or after the Original Effective Date, chemical substances, formulations, techniques, processes, methodology, equipment, data, reports, Know-How, sources of supply, patent positioning, business plans, and also each Party’s proprietary and confidential information of Third Parties in possession of such Party under an obligation of confidentiality, whether or not related to making, using or selling Products.
“Control,” “Controls” or “Controlled by” means, with respect to any Compound, Formulation, or Protiva Intellectual Property, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of Protiva or any of its Affiliates to grant access to, or a license or sublicense of, such Compound, Formulation, or Protiva Intellectual Property as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time Protiva would be required hereunder to grant (or cause its Affiliates to grant) Licensee such access or license or sublicense.

“Cover,” “Covers” or “Covered by” means, with respect to a Product, that, but for ownership of or a license or sublicense granted under a Valid Claim of a Protiva Background Patent or Protiva Project Patent, the Discovery, Development, Manufacture, and/or Commercialization with respect to such Product would infringe such Patent (or, if such Patent is a patent application, would infringe a patent issued from such patent application if such patent application were to issue with the claims pending in the patent application as of the moment the determination of “Cover,” “Covers,” or “Covered by” is being made).
“Develop,” “Developing” or “Development” means any and all activities, testing and studies required to develop one or more Products for Regulatory Approval and/or commercial sale.
“Disclosing Party” has the meaning set forth in the Option Agreement.
“Discover”, “Discovering” or “Discovery” means any and all research or discovery activities in respect of a Compound, Formulation, or Product.
“Effective Date” has the meaning set forth in the introductory paragraph.
“Formulation” means any chemical composition, including lipids, conjugates and polymers formulated with a variety of excipients, that (a) was Controlled by Protiva as of the Original Effective Date; (b) was designed, screened or tested under the Research Program or is designed, screened or tested by Protiva in the performance of the Technology Transfer; or (c) became (or becomes, as the case may be) under the Control of Protiva or any of its Affiliates during the period in which Protiva provided Services pursuant to the Research Program or conducts activities pursuant to the Technology Transfer.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Governmental Authority” means any United States or supra-national, foreign, federal, state, local, provincial, or municipal government, governmental, regulatory or administrative authority, agency, body, branch, bureau, instrumentality or commission or any court, tribunal, or judicial or arbitral body having relevant jurisdiction over a subject matter.
“Identified Infringement” has the meaning set forth in Section 5.4(b).
“Indemnified Party” has the meaning set forth in Section 7.3.
“Indemnifying Party” has the meaning set forth in Section 7.3.
“Infringement Action” means a Background Patent Infringement Action or a Project Patent Infringement Action.
“Initiating Party” has the meaning set forth in Section 5.4(d).
“Insolvent Party” has the meaning set forth in Section 8.4.

“Joint Project Intellectual Property” means (a) all inventions that were conceived jointly by: (i) Monsanto, employees of Monsanto, or other Persons owing a duty to assign to Monsanto (“Monsanto Personnel”) and (ii) Protiva, any of its Affiliates, employees of Protiva or any of its Affiliates, or other Persons owing a duty to assign to Protiva or any of its Affiliates (“Protiva Personnel”) in the conduct of activities under the Research Program (“Joint Project Inventions”), (b) all Know-How that was developed, created, made, discovered, or produced jointly by Monsanto Personnel and Protiva Personnel in the conduct of activities under the Research Program, (c) all tangible works of expression that was co-authored by Monsanto Personnel and Protiva Personnel in the conduct of activities under the Research Program, (d) all inventions that are conceived jointly by Monsanto Personnel and Protiva Personnel in the conduct of activities under the Technology Transfer (“Joint Technology Transfer Inventions”), (e) all Know-How that is developed, created, made, discovered, or produced jointly by Monsanto Personnel and Protiva Personnel in the conduct of activities under the Technology Transfer, and (f) all tangible works of expression that are co-authored by Monsanto Personnel and Protiva Personnel in the conduct of activities under the Technology Transfer. In the event the same invention is conceived of independently by both Monsanto Personnel and Protiva Personnel in the conduct of activities under the Research Program or the Technology Transfer, such invention shall be Joint Project Intellectual Property.
“Joint Project Patents” means Patents that are directed to Joint Project Inventions or to Joint Technology Transfer Inventions.
“JRC” has the meaning set forth in the Option Agreement.
“JRC Protiva Project Infringement Matter” has the meaning set forth in Section 5.5.
“Knowingly” has the meaning set forth in the Option Agreement.
“Knowledge” has the meaning set forth in the Option Agreement.
“Know-How” means biological materials and other tangible materials, information, data, inventions, practices, methods, protocols, formulas, formulations, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, patentable or otherwise (but excluding any marketing, financial, commercial, personnel and other business information and plans).
“Licensee” means PadCo or, in the event Monsanto Canada exercises the Call Option and receives from PadCo an assignment of all of PadCo’s rights and obligations under this Agreement, shall mean Monsanto Canada or any permitted assignee of Monsanto Canada.
“Licensee Indemnitees” has the meaning set forth in Section 7.1.
“Losses” has the meaning set forth in Section 7.1.
“Manufacturing” or “Manufacture” means, with respect to a Product, all activities associated with the production, manufacture, packaging, labeling, releasing or processing of such Product.
“Monsanto” means Monsanto Company, a Delaware corporation.

“Monsanto Canada” means Monsanto Canada, Inc., a Canadian corporation.
“Monsanto Improvements” has the meaning set forth in the Protiva-Monsanto Services Agreement.
“Net Sales” means Value Captured for a Product less Channel Costs.  Net Sales shall also be consistent with GAAP.  For the avoidance of doubt, for a Combination Product, Net Sales shall be equitably apportioned for the contribution of Protiva Background Patents, Protiva Project Patents and/or Joint Project Patents in the Combination Product in a manner generally consistent with the then-current custom and practice.
“Non-Initiating Party” has the meaning set forth in Section 5.4(d).
“Option Agreement” means that certain option agreement by and between Protiva, Arbutus, PadCo and Monsanto Canada dated as of January 12, 2014, pursuant to which Protiva granted Monsanto Canada an exclusive option, as such agreement is amended and restated by the parties thereto effective as of the Effective Date and as such option agreement may be hereafter amended, restated, or otherwise modified from time to time.
“Original Effective Date” means January 12, 2014.
“Original License” has the meaning set forth in the Recitals.
“PadCo” has the meaning set forth in the introductory paragraph.
“Party” means either Licensee or Protiva; “Parties” means Licensee and Protiva. References to “Party” and “Parties”, as applicable, shall also refer to Arbutus with respect to the Tekmira Patents and the rights and obligations related thereto.
“Patent” means any patent (including any reissue, extension, substitution, confirmation, re-registrations, re-examination, revival, supplementary protection certificate, patents of addition, continuation, continuation-in-part, or divisional) or patent application (including any provisional application, non-provisional patent application, continuation, continuation-in-part, divisional, PCT international applications or national phase applications), in each case whether in the U.S. or any foreign country.
“Person” means an individual, corporation, limited liability company, syndicate, association, trust, partnership, joint venture, unincorporated organization, government agency or any agency, instrumentality or political subdivision thereof, or other entity.
“Product” means any product or process in the Agricultural Field Covered by a Valid Claim of one or more of the Protiva Background Patents, Protiva Project Patents, or Joint Project Patents.
“Project Patent Infringement Action” has the meaning set forth in Section 5.4(b).
“Proposed Abandonment” has the meaning set forth in Section 5.6.

“Protiva” has the meaning set forth in the introductory paragraph.
“Protiva Background Patents” means Patents relevant to or useful in the composition, formulation, or manufacture of Compounds and/or Formulations and/or their use in the Agricultural Field that are (i) Controlled by Protiva and that are (1) independent of the activities under the Research Program and (2) exist (whether as pending applications, issued patents, or otherwise) as of the Original Effective Date and/or (ii) Controlled by Protiva or any of its Affiliates and that are (1) independent of the activities under the Research Program and (2) exist (whether as pending applications, issued patents, or otherwise) at any time during the period beginning immediately following the Original Effective Date and ending on the date that is [***]. For purposes of Sections 5.2(a), 5.3, 5.5, and 5.6 references to “Protiva Background Patents” shall be deemed to also refer to Tekmira Patents (and, as applicable, references to Protiva shall be deemed to refer to Arbutus).
“Protiva Indemnitees” has the meaning set forth in Section 7.2.
“Protiva Intellectual Property” means Protiva Know-How, Protiva Background Patents, Protiva Project Patents, Protiva Research Data and Tekmira Patents.
“Protiva Know-How” means Know-How relevant to or useful in the composition, formulation, or manufacture of Compounds and/or Formulations and/or their use in the Agricultural Field which is Controlled by (a) Protiva on the Original Effective Date and/or (b) Protiva or any of its Affiliates at any time during the period beginning immediately following the Original Effective Date and ending on the date the Technology Transfer is complete in accordance with the Technology Transfer Completion Criteria; provided, however, Protiva Know-How shall exclude Protiva Background Patents, Protiva Project Patents, and Joint Project Intellectual Property.
“Protiva License” means all rights and licenses in and to the Protiva Intellectual Property, and all other rights, granted to Licensee, or to which Licensee is otherwise entitled, pursuant to this Agreement, together with the benefit of (and subject to) all representations, warranties, covenants, and terms related to the Protiva Intellectual Property as set forth in this Agreement.
“Protiva-Monsanto Services Agreement” means that certain services agreement by and between Protiva and Monsanto dated as of January 12, 2014, pursuant to which, among other things, Monsanto agreed to conduct services for Protiva to screen Compounds and/or Formulations according to the Research Program, as such services agreement is amended by the amendment thereto effective as of the Effective Date, and as such services agreement may be hereafter amended, restated, or otherwise modified from time to time.
“Protiva Note” means a non-interest-bearing demand promissory note in the principal amount of [***].
“Protiva Project Inventions” means inventions that are not Joint Project Intellectual Property and that were conceived by Protiva Personnel in the conduct of the Services or other activities under the Research Program pursuant to the Original License or that are conceived by Protiva Personnel in the conduct of activities under the Technology Transfer.

“Protiva Project Patents” means Patents that are directed to Protiva Project Inventions.
“Protiva Purchase Price” shall mean [***].
“Protiva Research Data” means (a) all information and data provided to Licensee and the JRC pursuant to Section 4.3 of the Original License and (b) all summary reports, data and other information Protiva provides or is required to provide pursuant to the Technology Transfer.
“Receiving Party” has the meaning set forth in the Option Agreement.
“Record Retention Period” has the meaning set forth in Section 3.1(c).
“Research” or “Researching” means identifying, evaluating, testing, validating and/or optimizing Compounds, Formulations or Products.
“Research Plan” has the meaning set forth in the Option Agreement.
“Research Program” means the program to design and synthesize Compounds and/or Formulations and to conduct research and development activities for such Compounds and/or Formulations as described in the Research Plan.
“Response Deadline” has the meaning set forth in Section 5.6.
“Services” means the research services described in the Research Plan, activities conducted by or on behalf of Protiva or its Affiliates pursuant to the Research Plan or otherwise pursuant to the Original License, and activities conducted by or on behalf of Protiva or its Affiliates in the performance of the Technology Transfer.
“Solvent Party” has the meaning set forth in Section 8.4.
“Sublicensee” means a Third Party to whom Licensee has granted a sublicense pursuant to the terms hereof.
“Tax Act” means the Income Tax Act (Canada).
“Tax Value” means, in respect of the rights transferred to the Licensee hereunder, where the respective transferred right is eligible capital property under the Tax Act, the least of the amounts referred to in subparagraphs 85(1)(d)(i), (ii) and (iii) of the Tax Act; where the respective transferred right is capital property under the Tax Act, the least of the amounts referred to in subparagraphs 85(1)(c.1)(i) and (ii) of the Tax Act; and where the respective transferred right is depreciable property under the Tax Act, the least of the amounts referred to in subparagraphs 85(1)(e)(i), (ii) and (iii) of the Tax Act.
“Technology Transfer” has the meaning set forth in the Option Agreement.
“Technology Transfer Completion Criteria” shall mean the criteria outlined in Exhibit B-6.

“Technology Transfer Compound List” means a complete list of the components (including Compounds, Formulations, and Compound structures) and ratios of each LNP Composition (as such term is defined in the Technology Transfer Compound Criteria) tested during Phase A (as such term is defined in the Research Program) of the Research Plan as to which the representation and warranty in Section 9.1(b)(vi) is true and correct as of the Effective Date.
“Tekmira” means Tekmira Pharmaceuticals Corporation, predecessor to Arbutus.
“Tekmira Patents” means Patents relevant to or useful in the composition, formulation, or manufacture of Compounds and/or Formulations and/or their use in the Agricultural Field that were Controlled by Tekmira as of the Original Effective Date, other than the Patents listed on Exhibit A.
“Tekmira Purchase Price” has the meaning set forth in Section 3.2(b).
“Term” means the term described in Section 8.1.
“Territory” means worldwide.
“Third Party” means any Person other than Protiva, Licensee or any of their respective Affiliates.
“Third Party Claim” has the meaning set forth in Section 7.3.
“Transaction Agreements” shall mean this Agreement, the Protiva-Monsanto Services Agreement, the Option Agreement, and such other documents entered into in connection therewith.
“Transferred Protiva Rights” means the licenses granted by Protiva to Licensee set forth in Section 2.1.
“Transferred Tekmira Rights” means the licenses granted by Arbutus to Licensee set forth in Section 2.1.
“UBC” means the University of British Columbia.
“UBC IP” means the patent families set forth in Exhibit A.
“Valid Claim” means a claim of: (a) an issued and unexpired Protiva Project Patent, Protiva Background Patent, or Joint Project Patent, as applicable, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a patent application that is a Protiva Project Patent, a Protiva Background Patent, or a Joint Project Patent, as applicable, that has not been pending for more than eight years after the original priority date for said application and that has not been cancelled, withdrawn or abandoned, or finally rejected by an administrative agency action, which is not appealable or has not been appealed within the time allowed for appeal; provided, however, that for purposes of defining Products for purposes of Section 3.1(a), a claim of a pending application shall be a Valid Claim only if such claim has been identified in an office action (or other office communication) issued by the U.S. Patent and Trademark Office in connection with the prosecution of such application (x) as allowable, or (y) allowable but for its dependency on a rejected independent claim (the conditions of (x) and (y) collectively referred to as “Allowable”) during the 10-year period following the Commercial Launch of the first Product, such claim as Allowable Covers the Product, and, during such period, the designation of such claim as Allowable has not been reversed or otherwise rejected in subsequent prosecution of such application and no substantive amendments have been made to such claim (or any claims from which it depends) during prosecution of such application since its designation as Allowable, wherein the substantive amendment(s) results in the claim no longer Covers the Product.
“Value Captured” means the gross amount invoiced on sales of the Products by a Party and its Affiliates and Sublicensees in the Agricultural Field in the Territory. For a Combination Product, the Value Captured shall be determined in accordance with the foregoing sentence, except that the gross amount invoiced on sales of the Combination Product will be reduced on a per unit basis by the invoice amount of the other technology and/or materials in the Combination Product when sold separately.
1.2    Interpretation.     Words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a section, paragraph or clause in which such words appear, unless the context otherwise requires. Enumerative references to sections, paragraphs or clauses, or exhibits, without reference to an explicit agreement, document or exhibit, refer to this Agreement or exhibits attached to this Agreement, as applicable. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires. The words “include”, “includes” and “including” are deemed to be followed by “without limitation” or words of similar import. Except where the context otherwise requires, the word “or” is used in the inclusive sense (and/or). All dollar amounts are expressed in U.S. dollars.
ARTICLE II –    LICENSE GRANTS AND RELATED RIGHTS
2.1    License Grants to Licensee. Subject to the terms and conditions of this Agreement, effective as of the Original Effective Date, Protiva (and with respect to the Tekmira Patents only, Arbutus) hereby grants to Licensee an irrevocable, worldwide, perpetual (subject to Article VIII), fully paid-up, transferrable (subject to Section 9.4), sublicensable (subject to Section 2.2), exclusive (even as to Protiva, except as provided in Section 2.3, and even as to Arbutus with respect to the Tekmira Patents) right and license under the Protiva Intellectual Property for all purposes in the Agricultural Field, including to Discover, Develop, Commercialize and Manufacture Products, and to discover, develop, commercialize, and manufacture other products and processes that use or employ Protiva Intellectual Property, in the Agricultural Field. In the event Licensee reasonably determines that any Patent or Know-How owned or Controlled by Arbutus or its Affiliate (other than Protiva) to which Licensee does not have a license under this Agreement is relevant to or useful in the composition, formulation, or manufacture of Compounds and/or Formulations and/or their use in the Agricultural Field, then upon Licensee’s request, Protiva shall cause Arbutus or such Affiliate to promptly grant a license in and to such Patent or Know-How to Licensee under this

Agreement, and such Patent or Know-How shall thereafter be included in Protiva Intellectual Property for all purposes of this Agreement. For the avoidance of doubt, (a) Protiva has not granted to Licensee any right or license to the Protiva Intellectual Property outside of the Agricultural Field, (b) Licensee shall have the right to develop and manufacture Compounds and Formulations in connection with the exercise of its rights to Discover, Develop, Commercialize and Manufacture Products, and to discover, develop, commercialize, and manufacture other products and processes that use or employ Protiva Intellectual Property, in the Agricultural Field, and (c) all UBC IP is expressly excluded from this Agreement, and Licensee is not granted any rights in or to any UBC IP, other than as may be granted pursuant to the second sentence of this Section 2.1.
2.2    Sublicensing.
(a)    Licensee may grant sublicenses of any or all of its licensed rights under the Protiva Intellectual Property for any purposes within the Agricultural Field, but solely within the Agricultural Field; provided, however, that any sublicense granted by Licensee shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement. Licensee shall assume full responsibility for the performance of all obligations and observance of all terms herein under the licenses granted to it. If Licensee becomes aware of a material breach of any sublicense by a Sublicensee, Licensee shall promptly notify Protiva of the particulars of same and take all reasonable efforts to enforce the terms of such sublicense. Any agreement between Licensee and the Sublicensee shall provide that such Sublicensee may only use the Confidential Information of Protiva in accordance with terms of this Agreement applicable to Licensee’s use of such Confidential Information and subject to provisions at least as stringent as those set forth in Article VI, and Protiva shall be an express third party beneficiary of such agreement, including provisions related to use and disclosure of Confidential Information. Subject to the foregoing provisions of this Section 2.2(a), Sublicensees shall have the right to further sublicense Protiva Intellectual Property in the Agricultural Field to Third Parties.
(b)    Unless otherwise provided in this Agreement, Licensee shall notify Protiva within thirty (30) days after execution of a sublicense entered into hereunder and provide a copy of the fully executed sublicense agreement to Protiva within the same time, which shall be treated as Confidential Information of Licensee under Article VI.
2.3    Grant Back    . Licensee agrees to grant and hereby grants to Protiva a non-exclusive right and license under the Protiva Intellectual Property to Discover and Develop Products in the Agricultural Field for purposes of performing the Technology Transfer. This right and license shall terminate following completion of all activities pursuant to the Technology Transfer.
2.4    Retained Rights. Protiva expressly retains any rights not expressly granted to Licensee under this Article II (or otherwise under this Agreement). Nothing in Section 2.1 limits Protiva’s ability to perform its obligations under this Agreement, the Protiva-Monsanto Service Agreement or the Option Agreement. For purposes of clarity and without limitation, Protiva has exclusively retained (even as to Licensee) the right to use and employ Protiva Intellectual Property (alone or with Third Parties) in connection with any and all activities related to the Discovery, Development, Commercialization and manufacture (including Manufacture) of Compounds, Formulations and products outside the Agricultural Field in the Territory.
2.5    Rights in Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Agreement by Protiva to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”) and Section 65.11(7) of the Bankruptcy and Insolvency Act (Canada) (the “BIA”) and Section 32(6) of the Companies’ Creditors Arrangment Act (Canada) (the “CCAA”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code, and as utilized generally in the BIA and CCAA. Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Protiva (or any Affiliate of Protiva that owns or Controls Protiva Intellectual Property) under the Code, Licensee shall be entitled to a complete duplicate of, or complete access to (as Licensee deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Licensee (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by Licensee, unless Protiva (or its Affiliate) elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Protiva upon written request therefor by Licensee. The foregoing provisions are without prejudice to any rights Licensee may have arising under the Code or other Applicable Law.
2.6    Compliance With Applicable Laws    . Each Party shall conduct its obligations under this Agreement, and conduct the Discovery, Development, Manufacture and Commercialization of the Products, in all material respects in accordance with Applicable Laws.
ARTICLE III –    FINANCIAL PROVISIONS
3.1    Payment for License    .
(c)    Licensee shall pay promptly to Protiva: (i) a one-time, non-refundable, non-creditable payment in the amount of [***] upon the first to occur, if either, of (x) the Net Sales in the Territory of Products by Monsanto or its Affiliates equals or exceeds [***] in any single year during the 10-year period following Commercial Launch of the first Product, or (y) the aggregate Net Sales in the Territory of Products by Monsanto or its Affiliates equals or exceeds [***] cumulatively over the 10-year period following the Commercial Launch of the first such Product and (ii) a one-time, non-refundable, non-creditable payment in the amount of [***] if in any single year during the 10-year period following Commercial Launch of the first Product, the Net Sales in the Territory of Products by Monsanto or its Affiliates equals or exceeds [***] (each a “Commercial Milestone Payment”). The amount of any Commercial Milestone Payment shall be reduced, if applicable, in accordance with Monsanto’s right of set off and/or any reduction in the amount of the Commercial Milestone Payment as a result of a Change of Control of Protiva or Arbutus, in each case under Section 3(f) or 3(g) of the Option Agreement.
(d)    Any payments due from Licensee to Protiva under Section 3.1 of this Agreement that are not paid by the date such payments are due shall bear interest at LIBOR plus two percent (2%) per month from the date such unpaid payments are due until paid in full. The foregoing interest shall be in addition to any other remedies that the Protiva may have pursuant to this Agreement.
(e)    During the period of time beginning upon termination of Protiva’s obligation to provide the Services, as set forth in the Original License, and ending on expiration of the 10-year period following Commercial Launch of the first Product (the “Record Retention Period”), Licensee shall maintain and retain (and shall cause Monsanto and its Affiliates to maintain and retain) complete and accurate books of account and records covering all transactions relating to payment of amounts that may be due under Section 3.1(a) of this Agreement, then until expiration of the two (2) year period following expiration of the Record Retention Period, shall make such books and records available for inspection and audit by Protiva’s authorized representative (which shall be a national certified public accounting firm), subject to reasonable precautions to protection of confidential information of Licensee, Monsanto, or its Affiliates (including Confidential Information), for the purpose of verifying the accuracy of all payments that may be due under Section 3.1(a) of this Agreement. Protiva shall pay the cost of such audit unless it discovers that Licensee has underreported aggregate Gross Profits during any year in the Record Retention Period to Protiva by an amount of at least [***], in which case the costs of such audit shall be borne by Licensee.
3.2    Payment for License    .
(a)    As consideration for the Transferred Protiva Rights, and in full satisfaction of the Protiva Purchase Price, the Licensee (i) issued to Protiva the Protiva Note, (ii) issued to Protiva one Class B Common share without par value in the capital stock of the Licensee as a fully paid and non-assessable share, and (iii) granted to Protiva the rights set out in Section 3.3.
(b)    As consideration for the Transferred Tekmira Rights, and in full satisfaction of the Tekmira Purchase Price, the Licensee issued to Tekmira one Class A Common share without par value in the capital stock of the Licensee as a fully paid and non-assessable share. [***].
3.1    Protiva Subsection 85(1) Election
(a)    Protiva and Licensee have jointly made and filed an election under subsection 85(1) of the Tax Act (the “Protiva Election”) in the prescribed form and within the time required by subsection 85(6) of the Tax Act in respect of the transfer of the Transferred Protiva Rights and have elected therein that the elected amount will be deemed to be Protiva’s proceeds of disposition and the Licensee’s cost of the Transferred Protiva Rights (the “Protiva Elected Amount”).
(b)    If the Canada Revenue Agency or any other competent authority at any time hereafter proposes to issue or issues any assessment or assessments on the basis that the fair market value of the Transferred Protiva Rights at the time of transfer is greater or less than the Protiva Purchase Price, then:
(i)    upon the fair market value of the Transferred Protiva Rights being finally determined by the agreement of Protiva and the Licensee with the Canada Revenue Agency if they do so agree, or by final determination by a court of competent jurisdiction if they do not, the Protiva Purchase Price will be deemed conclusively to have always been the amount so determined, and this Agreement will be deemed to be amended as of the Effective Date to reflect such Protiva Purchase Price as determined under this Section 3.4(b)(i); and
(ii)    if permitted under the Tax Act or the administrative discretion of the Canada Revenue Agency, Protiva at its sole discretion may file an amended election under subsection 85(7.1) of the Tax Act along with the appropriate penalty payment reporting a new fair market value of the Transferred Protiva Rights based on the amounts determined pursuant to section 3.4(b)(i) of this Agreement.
(c)    If the Canada Revenue Agency or any other competent authority at any time hereafter proposes to issue or issues any assessment or assessments, on the basis that the Protiva Elected Amount set out in the Protiva Election is greater or less than the applicable Tax Values of the Transferred Protiva Rights, then:
(i)    upon the applicable Tax Values being finally determined, by the Agreement of Protiva and the Licensee with the Canada Revenue Agency if they do so agree, or by final determination by a court of competent jurisdiction if they do not, the Protiva Elected Amount will be deemed conclusively to have always been such finally determined Tax Value; and
(ii)    if permitted under the Tax Act or the administrative discretion of the Canada Revenue Agency, Protiva at its sole discretion may file an amended election under subsection 85(7.1) of the Tax Act along with the appropriate penalty payment electing such amount as is deemed to be the Protiva Elected Amount under Section 3.4(c)(i).
3.2    Tekmira Subsection 85(1) Election
(c)    Tekmira and Licensee have jointly made and filed an election under subsection 85(1) of the Tax Act (the “Tekmira Election”) in the prescribed form and within the time required by subsection 85(6) of the Tax Act in respect of the transfer of the Transferred Tekmira Rights and have elected therein that the elected amount will be deemed to be Arbutus’ proceeds of disposition and the Licensee’s cost of the Transferred Tekmira Rights (the “Tekmira Elected Amount”).
(d)    If the Canada Revenue Agency or any other competent authority at any time hereafter proposes to issue or issues any assessment or assessments on the basis that the fair market value of the Transferred Tekmira Rights at the time of transfer is greater or less than the Tekmira Purchase Price, then:
(i)    upon the fair market value of the Transferred Tekmira Rights being finally determined by the agreement of Arbutus and the Licensee with the Canada Revenue Agency if they do so agree, or by final determination by a court of competent jurisdiction if they do not, the Tekmira Purchase Price will be deemed conclusively to have always been the amount so determined, and this Agreement will be deemed to be amended as of the Effective Date to reflect such Tekmira Purchase Price as determined under this Section 3.5(b)(i); and
(ii)    if permitted under the Tax Act or the administrative discretion of the Canada Revenue Agency, Arbutus at its sole discretion may file an amended election under subsection 85(7.1) of the Tax Act along with the appropriate penalty payment reporting a new fair market value of the Transferred Tekmira Rights based on the amounts determined pursuant to section 3.5(b)(i) of this Agreement.
(e)    If the Canada Revenue Agency or any other competent authority at any time hereafter proposes to issue or issues any assessment or assessments, on the basis that the Tekmira Elected Amount set out in the Tekmira Election is greater or less than the applicable Tax Values of the Transferred Tekmira Rights, then:
(i)    upon the applicable Tax Values being finally determined, by the agreement of Arbutus and the Licensee with the Canada Revenue Agency if they do so agree, or by final determination by a court of competent jurisdiction if they do not, the Tekmira Elected Amount will be deemed conclusively to have always been such finally determined Tax Value; and
(ii)    if permitted under the Tax Act or the administrative discretion of the Canada Revenue Agency, Arbutus at its sole discretion may file an amended election under subsection 85(7.1) of the Tax Act along with the appropriate penalty payment electing such amount as is deemed to be the Tekmira Elected Amount under Section 3.5(c)(i).
ARTICLE IV –    SERVICES
4.1    Termination of Services Obligations. The Parties acknowledge and agree that, as of the Effective Date, Monsanto Canada is exercising the Call Option prior to completion of Phase C (as such term is defined in the Research Program). Monsanto Canada hereby elects to terminate research under the Research Plan as of the Effective Date and, therefore, the Parties acknowledge and agree that, on and as of the Effective Date, Protiva’s obligation to provide Services under this Agreement terminates; provided, however, that, for the avoidance of doubt, from and after the Effective Date, Protiva remains obligated to provide the Technology Transfer in accordance with the Option Agreement through completion of the Technology Transfer in accordance with the Technology Transfer Completion Criteria.
ARTICLE V –    INTELLECTUAL PROPERTY
5.1    Ownership. Subject to the licenses granted by Protiva herein, Protiva is and shall at all times remain the owner of the Protiva Intellectual Property, including, for the avoidance of doubt, Protiva Project Patents. As more particularly set forth in the Protiva-Monsanto Services Agreement, and subject to the license granted by Monsanto in the Protiva-Monsanto Services Agreement, Monsanto is and shall at all times remain owner of any Joint Project Intellectual Property.

5.2    Prosecution and Maintenance of Patents.
(a)    Subject to Section 5.6, Protiva shall have the sole right and responsibility, in its sole discretion and at its sole cost and expense, to file, prosecute, maintain and/or abandon patent protection in the Territory for Protiva Background Patents.
(b)    During the Term, decisions regarding the filing of Patent protection in the Territory for Protiva Project Inventions and decisions regarding the prosecution, maintenance and/or abandonment of Protiva Project Patents in the Territory shall be made by Protiva and/or the JRC in accordance with the applicable provisions of the Option Agreement and, subject to and in accordance with such provisions, Protiva shall be responsible for implementing Protiva’s and/or the JRC’s decisions regarding the filing, prosecution, maintenance, and/or abandonment of Protiva Project Patents in the Territory. Except as otherwise set out in the Option Agreement, all costs and fees incurred in connection with the filing, prosecution, maintenance and/or abandonment of all Protiva Project Patents through the Effective Date shall be the sole responsibility of Protiva; all costs and fees incurred in connection with the filing, prosecution, maintenance and/or abandonment of all Protiva Project Patents after the Effective Date shall be the sole responsibility of Licensee.
5.3    Third-Party Infringement of Protiva Background Patents.
(a)    Each Party shall promptly report in writing to the other Party during the Term known or suspected commercially relevant infringement by a Third Party of any of the Protiva Background Patents in any field and any known or suspected infringement by a Third Party of any of the Protiva Background Patents in the Agricultural Field of which such Party becomes aware and shall provide the other Party with all evidence supporting or relating to such infringement in its possession.
(b)    Protiva shall have the sole and exclusive right to initiate an infringement or other appropriate suit with respect to infringements or suspected infringements of any of the Protiva Background Patents, or to take such other actions as Protiva, in its sole discretion, deems appropriate with respect to such infringements or suspected infringements (“Background Patent Infringement Action”). Protiva shall notify Licensee promptly after initiating any Background Patent Infringement Action.
(c)    With respect to any Background Patent Infringement Action initiated on or after the Effective Date directed to infringement occurring at least in part in the Agricultural Field: (i) Licensee may join such Infringement Action as a party if it has standing to do so (at its own cost and expense), may retain counsel at its own cost and expense to provide advice to Licensee regarding such Infringement Action, and may share all information regarding the Infringement Action provided by Protiva with such counsel, and, if Licensee has joined such Infringement Action, such counsel shall be permitted to attend meetings, discussions, or other activities relating to the Infringement Action on behalf of Licensee; and (ii) Provita agrees to give due consideration to any recommendations or suggestions of Licensee in connection with the Infringement Action, but shall not be obligated to implement or follow any such recommendations or suggestions. After the Effective Date, Protiva shall not enter into any settlement or compromise in connection with any Background Patent Infringement Action that would eliminate, diminish, or otherwise modify any right, title, or interest of the Licensee in any Protiva Intellectual Property or that would require any payments, concessions, or otherwise bind the Licensee, without the Licensee’s prior written consent, which consent shall not be unreasonably withheld; for the avoidance of doubt, any settlement or compromise that permits continuation of Licensee’s rights in and to Protiva Intellectual Property in the same manner and subject to the same terms and conditions as set forth in this Agreement shall not require Licensee’s prior consent. Licensee shall provide reasonable cooperation and assistance in connection with a Background Patent Infringement Action initiated by Protiva (including being joined as a party in such Background Patent Infringement Action) at Protiva’s reasonable request and sole cost.
5.4    Third-Party Infringement of Protiva Project Patents.
(a)    Each Party shall promptly report in writing to the other Party during the Term known or suspected commercially relevant infringement by a Third Party of any of the Protiva Project Patents in any field and any known or suspected infringement by a Third Party of any of the Protiva Project Patents in the Agricultural Field of which such Party becomes aware and shall provide the other Party with all evidence supporting or relating to such infringement in its possession.
(b)    Protiva shall have the right, but not the obligation, to initiate an infringement or other appropriate suit with respect to infringements or suspected infringements of any of the Protiva Project Patents, or to take such other actions as Protiva, in its sole discretion, deems appropriate with respect to such infringements or suspected infringements (“Project Patent Infringement Action”). If Protiva declines to commence a Project Patent Infringement Action with respect to a particular actual or threatened infringement of any issued patent within the Protiva Project Patents (an “Identified Infringement”) within sixty (60) days following its receipt of a written request from Licensee that it initiate a Project Patent Infringement Action with respect to such Identified Infringement, or if Protiva otherwise fails to confirm that it will commence a Project Patent Infringement Action with respect to such Identified Infringement within such sixty (60) day period, then Licensee may thereafter commence a Project Patent Infringement Action with respect to such Identified Infringement. Licensee shall use reasonable best efforts to notify Protiva prior to initiating any Project Patent Infringement Action and shall continue to inform Protiva of the status of any Project Patent Infringement Action initiated by Licensee, including by responding to Protiva’s reasonable requests for status reports, providing drafts of substantive filings of Licensee prior to the due date for such filings, and providing copies of substantive filings of any other party to any such Project Patent Infringement Action promptly after receiving such filings. If any monetary judgment or settlement is recovered in connection with any Project Patent Infringement Action initiated by Licensee or Protiva in accordance with this Section 5.4(b), then, after Licensee or Protiva, as applicable, recoups actual costs and reasonable expenses associated with such Project Patent Infringement Action, (i) then if the monetary judgment or settlement is primarily attributable to infringement in the Agricultural Field, Licensee shall be entitled to receive from the remainder an amount equal to all direct damages attributable to infringement in the Agricultural Field awarded in such judgment or payable under such settlement; Protiva shall then be entitled to receive from the remainder after such payment to Licensee, if any, an amount equal to all direct damages attributable to infringement outside of the Agricultural Field awarded in such judgment or payable under such settlement; and the balance, if any, remaining after such payments to Licensee and Protiva shall be allocated and payable [***] to Licensee and [***] to Protiva; or (ii) if the monetary judgment or settlement is primarily attributable to infringement outside of the Agricultural Field,

Protiva shall be entitled to receive from the remainder an amount equal to all direct damages attributable to infringement outside of the Agricultural Field awarded in such judgment or payable under such settlement, Licensee shall then be entitled to receive from the remainder after such payment to Protiva, if any, an amount equal to all direct damages attributable to infringement in the Agricultural Field awarded in such judgment or payable under such settlement; and the balance, if any, remaining after such payments to Protiva and Licensee shall be allocated and payable [***] to Licensee and [***] to Protiva.
(c)    Protiva shall use reasonable best efforts to notify Licensee prior to initiating any Project Patent Infringement Action and shall continue to inform Licensee of the status of any Project Patent Infringement Action initiated by Protiva, including by responding to Licensee’s reasonable requests for status reports, providing drafts of substantive filings of Protiva prior to the due date for such filings, and providing copies of substantive filings of any other party to any such Infringement Action promptly after receiving such filings.
(d)    Each Party (as a “Non-Initiating Party”), with respect to a Project Patent Infringement Action initiated by the other Party (as an “Initiating Party”), may join such Infringement Action as a party if it has standing to do so (at its own cost and expense), may retain counsel at its own cost and expense to provide advice to the Non-Initiating Party regarding such Infringement Action, and may share all information regarding the Infringement Action provided by the Initiating Party with such counsel, and, if the Non-Initiating Party has joined such Infringement Action, such counsel shall be permitted to attend meetings, discussions, or other activities relating to the Infringement Action on behalf of the Non-Initiating Party. The Initiating Party agrees to give due consideration to any recommendations or suggestions of the Non-Initiating Party in connection with a Project Patent Infringement Action, but shall not be obligated to implement or follow any such recommendations or suggestions; provided however, that the Initiating Party shall not enter into any settlement or compromise in connection with a Project Patent Infringement Action that would eliminate, diminish, or otherwise modify any right, title, or interest of the Non-Initiating Party in any Protiva Intellectual Property or that would require any payments, concessions, or otherwise bind the Non-Initiating Party, without the Non-Initiating Party’s prior written consent, which consent shall not be unreasonably withheld; for the avoidance of doubt, any settlement or compromise that permits continuation of the Non-Initiating Party’s rights in and to Protiva Intellectual Property in the same manner and subject to the same terms and conditions as set forth in this Agreement shall not require the Non-Initiating Party’s prior consent. The Non-Initiating Party shall provide reasonable cooperation and assistance in connection with a Project Patent Infringement Action initiated by the Initiating Party (including being joined as a party in such Project Patent Infringement Action) at the Initiating Party’s reasonable request and sole cost.
5.5    Defense of Claims Brought by Third Parties    . Each Party shall promptly notify the other Party if it becomes aware of any claim that Licensee’s actual use or practice of Compounds or Formulations within the Protiva Intellectual Property, or Licensee’s methods of creating or using such Formulations or Compounds, in connection with its exercise of its license under Section 2.1 infringes, misappropriates, or otherwise violates the intellectual property rights of any Third Party in the Agricultural Field. In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action; provided, however, that in the absence of any such agreement,

(i) any such matter relating to Protiva Project Patents (such matter a “JRC Protiva Project Infringement Matter”) shall be referred to the JRC to be addressed in the manner set forth in the Option Agreement, and (ii) Protiva shall have sole right to determine what action, if any, should be taken in respect of Protiva Background Patents. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions regarding the Protiva Background Patents or the Protiva Project Patents, any declaratory judgment actions and any alleged infringement or misappropriation of Third Party intellectual property rights arising out of Licensee’s use or practice of the Protiva Intellectual Property in connection with its exercise of its license under Section 2.1. Each Party shall be responsible for its own costs incurred pursuant to this Section 5.5; provided, however, that nothing in this Section 5.5 or elsewhere in this Agreement shall be deemed to eliminate, reduce, or otherwise modify any liability or obligation of Protiva in respect of the Protiva Intellectual Property or Licensee’s (or its Sublicensees’) use or practice of the Protiva Intellectual Property in connection with its exercise of its license under Section 2.1, including but not limited to any such liability or obligation that may arise out of any representation, warranty, or covenant made by Protiva under the Option Agreement or any other Transaction Agreement; and provided further, however, that nothing in this Section 5.5 shall be deemed to limit or eliminate a Party’s right to defend actions initiated by a Third Party against such Party, except to the extent such rights may be limited under any indemnification provisions applicable to such actions.
5.6    Disclosures and Opt-In Rights Regarding Protiva Background Patents. If, during the Term, Protiva decides not to pay the maintenance fee, annuity fee, or similar fee due on any Protiva Background Patent or decides to abandon or discontinue prosecution of any Protiva Background Patent (each a “Proposed Abandonment”) and if (a) such Proposed Abandonment will not be accompanied by the proper filing of a continuation or continuation-in-part application for a Protiva Background Patent and (b) there will be no remaining Protiva Background Patent in the same country or jurisdiction in which the abandoned or discontinued Protiva Background Patent was filed that will substantially maintain the value of Licensee’s exclusive license under the Protiva Background Patents in the Agricultural Field, Protiva shall notify Licensee at least sixty (60) days in advance of any applicable administrative deadline, maintenance fee due date, or response date after or upon which such Protiva Background Patent will be or become abandoned or trigger a similar loss of rights in jurisdictions other than the United States (the “Response Deadline”), such notice to include the Response Deadline. Upon written request of Licensee, Protiva shall promptly assign to Licensee all of its right, title, and interest in and to such Protiva Background Patent unless (x) such Protiva Background Patent is assigned to a Third Party who takes all steps necessary to prevent the Proposed Abandonment and (y) Licensee retains its license to such Protiva Background Patent on the terms and conditions set forth in this Agreement; Protiva shall thereafter have no further right, title, or interest in or to such Protiva Background Patent, except that Protiva shall thereafter have a perpetual, fully paid-up, non-exclusive right and license under such Protiva Background Patent for all uses in the Protiva Field. To the extent necessary or appropriate to prevent the abandonment or similar loss of rights of a Protiva Background Patent assigned or to be assigned to Licensee, Protiva shall take such other steps (including submission of filings or payments on behalf of Licensee or Monsanto) that are reasonably requested by Licensee (or Monsanto), at Licensee’s (or Monsanto’s) sole cost and expense.

5.7    Joint Research Committee Oversight. From and after termination of the Option Agreement, then until the disbandment of the JRC by unanimous vote of the JRC at any time after expiration of the last to expire Valid Claim of a Protiva Project Patent or a Joint Project Patent, the JRC shall remain in existence and shall perform the functions described in this Agreement and any other Transaction Agreements according to the general processes and procedures set out in the Option Agreement (as such processes and procedures may be modified by the unanimous vote of the JRC). For the avoidance of doubt, the JRC’s oversight of Protiva Project Patents shall terminate if this Agreement terminates.
ARTICLE VI –    CONFIDENTIAL INFORMATION AND PUBLICITY
6.1    Non-Disclosure of Confidential Information    . Each Party agrees that, for itself and its Affiliates, until the first to occur of (i) [***] or (ii) [***], a Receiving Party shall maintain all Confidential Information of the Disclosing Party in strict confidence and shall not (a) disclose Confidential Information to any third party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below or (b) use Confidential Information for any purpose except those explicitly licensed or otherwise authorized or permitted by this Agreement or any other Transaction Agreement.
6.2    Exceptions    . The obligations in Section 6.1 will not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof: (i) was known to the Receiving Party or its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; (ii) is subsequently disclosed to the Receiving Party or its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; (iii) is or otherwise becomes generally available to the public or enters the public domain, either before or after it is disclosed to the Receiving Party and such public availability is not the result, directly or indirectly, of any fault of, or improper taking, use or disclosure by, the Receiving Party or its Affiliates or anyone working in concert or participation with the Receiving Party or its Affiliates; or (iv) has been independently developed by employees or contractors of the Receiving Party or its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party. Specific Confidential Information disclosed by a Disclosing Party will not be deemed to be within any exceptions set forth in (i), (ii), or (iii) above merely because it is embraced by more general information to which one or more of those exceptions may apply and provided further that no combination of information shall be deemed to be within any such exceptions unless the combination itself and its principle of operation are within the public domain. Even though Confidential Information may be within one of the exceptions described in the preceding sentence, the Receiving Party shall not disclose to third parties that the excepted Confidential Information was received from the Disclosing Party.
6.3    Permitted Uses. Confidential Information of a Disclosing Party may be used by the Receiving Party in the performance of its obligations under any Transaction Agreement, as otherwise expressly authorized in any Transaction Agreement or as expressly authorized by the Disclosing Party in writing. Confidential Information that is Protiva Intellectual Property may be used by Licensee subject to and in accordance with the provisions of this Agreement applicable to Licensee’s license to Protiva Intellectual Property. Licensee shall take steps to maintain the confidentiality of such Confidential Information that are consistent with the steps it takes to maintain the confidentiality of its own most-valuable confidential information, but in no event less than commercially reasonable steps; provided, however, that nothing in this Agreement shall be deemed to eliminate, restrict, or otherwise limit Licensee’s license to use such Confidential Information in accordance with the terms and conditions of this Agreement, even if such use may result, directly or indirectly, in the disclosure of such Confidential Information, so long as such disclosures are made in a manner than complies with Section 6.4 below.
6.4    Permitted Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances: (i) subject to the proviso below, by any Party hereto, in order to comply with applicable non-patent law (including any securities law or regulation or the rules of a securities exchange in a relevant jurisdiction) and with judicial process, if based on the reasonable advice of the Receiving Party’s counsel, such disclosure is necessary for such compliance; (ii) subject to the proviso below, by any Party hereto, in connection with prosecuting or defending litigation; (iii) by any Party hereto, in connection with filing and prosecuting Protiva Project Patents and Joint Project Patents only in a manner that complies with such Party’s rights and obligations in connection with such matters as set out in the Transaction Agreements; (iv) subject to the proviso below, by Licensee, its Sublicensees, or their sublicensees in connection with any legal or regulatory requirements related to the development, sale, offer for sale, use or manufacture of commercial products (or potential commercial products) that use or employ Protiva Intellectual Property, such as labeling requirements, disclosures in connection with obtaining regulatory approvals, and the like, so long as the discovery, development, use, manufacture, and commercialization of such products has been and is performed in a manner that complies with the terms and conditions of Licensee’s license to such Protiva Intellectual Property and reasonable steps shall be taken to maintain the confidentiality of said Confidential Information even when disclosed for legal or regulatory purposes; (v) subject to the proviso below, by the Licensee, to its Affiliates, permitted acquirers or assignees under the Transaction Agreements and its or any of their research collaborators, subcontractors, lenders (but, with respect to lenders, only Confidential Information related to the terms and conditions of the Transaction Agreements and financial information related thereto), and each of the Licensee’s and its Affiliates’ respective directors, employees, contractors and agents; and (vi) subject to the proviso below, by Protiva, to its Affiliates, permitted acquirers or assignees under the Transaction Agreements and its or any of their research collaborators, subcontractors, lenders (but, with respect to lenders, only Confidential Information related to the terms and conditions of the Transaction Agreements and financial information related thereto), and Protiva’s and its Affiliates’ respective directors, employees, contractors and agents, provided, that (a) with respect to clause (i), (ii) and (iv) where legally permissible, (1) the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) consistent with applicable law or regulation, the Disclosing Party shall have the right to suggest reasonable changes to the disclosure to protect its interests and the Receiving Party shall not unreasonably refuse to include such changes in its disclosure, and (b) with respect to clause (v) and (vi), each Person to whom Confidential Information is disclosed must be bound prior to disclosure by confidentiality and non-use restrictions at least as restrictive as those contained in this Agreement (other than investment bankers, investors and lenders, who must be bound prior to disclosure by commercially reasonable obligations of confidentiality).
ARTICLE VII –    INDEMNIFICATION AND INSURANCE
7.1    Protiva Indemnification    . Protiva agrees to indemnify Licensee and its Affiliates, and their respective agents, directors, officers, employees, representatives, successors and permitted assigns (the “Licensee Indemnitees”) against and to hold each of them harmless from any and all losses, costs, damages, fees or expenses (“Losses”) actually incurred or suffered by an Licensee Indemnitee to the extent arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a Third Party based on any breach of any representation, warranty or covenant by Protiva under this Agreement or Protiva’s gross negligence or willful misconduct. The foregoing indemnification shall not apply to the extent that any Losses are due to (a) a breach of any of Licensee’s representations, warranties, covenants and/or obligations under this Agreement or (b) Licensee’s gross negligence or willful misconduct.
7.2    Licensee Indemnification. Licensee agrees to indemnify Protiva and its Affiliates, and their respective agents, directors, officers, employees, representatives, successors and permitted assigns (the “Protiva Indemnitees”) against and to hold each of them harmless from any and all Losses actually incurred or suffered by a Protiva Indemnitee to the extent arising out of or in connection with (a) any claim, suit, demand, investigation or proceeding brought by a Third Party based on (i) any breach of any representation, warranty or covenant by Licensee under this Agreement, or (ii) Licensee’s gross negligence or willful misconduct, or (b) a Third Party’s direct damages resulting from any development or Commercialization of any Product or products or processes that use or employ Protiva Intellectual Property. In addition to the limitations set forth in the preceding sentence, the foregoing indemnification obligations shall not apply to the extent that any Losses are due to (x) a breach of any of Protiva’s representations, warranties, covenants and/or obligations under this Agreement, (y) Protiva’s gross negligence or willful misconduct, or (z) any of the following occurring prior to or at Closing: (A) any breach of any representation, warranty or covenant by Licensee under this Agreement; (B) Licensee’s gross negligence or willful misconduct; or (C) a breach of any of Protiva’s representations, warranties, or covenants directed to Protiva Intellectual Property or the Protiva License under the Option Agreement.
7.3    Tender of Defense; Counsel    . Any Person (the “Indemnified Party”) seeking indemnification under Article VII agrees to give prompt notice in writing to the other Party (the “Indemnifying Party”) of the assertion of any claim or the commencement of any action by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under such section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and shall, upon its written confirmation of its obligation to indemnify the Indemnified Party in accordance with this Article VII, be entitled to control and appoint lead counsel reasonably satisfactory to the Indemnified Party for such defense by written notice to the Indemnified

Party within twenty (20) calendar days after the Indemnifying Party has received notice of the Third Party Claim, in each case at its own expense; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of one counsel retained by the Indemnified Party if: (a) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation, (b) the Third Party Claim seeks an injunction or equitable relief against a Indemnified Party or any of its Affiliates, or (c) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim. Each Indemnified Party shall obtain the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned, before entering into any settlement of a Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to enter into or approve any settlement of a Third Party Claim without the consent of the Indemnified Party (which may be withheld in its sole discretion), if the settlement (a) does not expressly unconditionally release all applicable Indemnified Parties and their Affiliates from all Liabilities with respect to such Third Party Claim or (b) imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, (c) involves any admission of criminal or similar liability, or (d) involves any monetary damages that may not be fully covered by the Indemnifying Party. In the event that the Indemnifying Party fails to assume the defense of the Third Party Claim in accordance with this Section 7.3, (a) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, and (b) the Indemnifying Party will remain responsible for any Losses of the Indemnified Party as a result of such Third Party Claim. In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with this Section 7.3, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by such Indemnified Party. Notwithstanding anything herein to the contrary, in circumstances where there is a conflict of interest that would reasonably make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party, the Indemnified Party shall be entitled to employ separate counsel, that is reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel. Each Party shall cooperate, and cause their respective Affiliates to cooperate in all reasonable respects, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
7.4    Insurance. Each Party shall maintain insurance, including product liability insurance, with respect to its activities under this Agreement regarding Products in such amount as such Party customarily maintains with respect to similar activities for its other products. Each Party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as such Party customarily maintains insurance for itself covering similar activities for its other products. Notwithstanding the foregoing, the Parties agree that during such time that Licensee is an Affiliate of Protiva, Licensee shall have satisfied its obligations under this Section 7.4 provided it is covered by Protiva’s existing insurance policies.

ARTICLE VIII –    TERM AND TERMINATION
8.1    Term    . The term of this Agreement (the “Term”) shall begin on the Original Effective Date and, unless terminated earlier as provided herein, shall continue in perpetuity.
8.2    Termination for Material Breach    . In the event of a material breach of this Agreement by Licensee, Protiva may provide notice to Licensee setting forth the nature of the breach and a description of the facts underlying the breach sufficient to identify the breach. If Licensee has not cured such breach or proposed a reasonably satisfactory plan to cure or otherwise remedy such breach within ninety (90) days from the date of receipt of such notice of breach, Protiva may provide a notice of termination to Licensee and this Agreement shall terminate ninety (90) days after such notice of termination unless the breach is cured to the reasonable satisfaction of Protiva or unless Licensee has begun to implement a reasonably satisfactory plan to cure or otherwise remedy such breach within ninety (90) days from the receipt of such notice of termination. Notwithstanding the foregoing, or any termination of Licensee’s license pursuant to Section 8.4 below, with respect to any sublicense entered into by Licensee for which the Sublicensee is not the cause of the material breach that resulted in the termination of this Agreement, then upon the assignment to Protiva of all rights of Licensee under such sublicense, Protiva shall assume those obligations of Licensee to such Sublicensee under such sublicense that are within the scope of Protiva’s obligations to Licensee under this Agreement; all other obligations to the Sublicensee under such sublicense, and all liabilities of Licensee to such Sublicensee, shall remain the sole and exclusive obligations and liabilities of Protiva, and nothing in this Section 8.2 shall be deemed to expand, increase, or otherwise modify Protiva’s obligations or liabilities under this Agreement.
8.3    Challenges of Protiva’s Patents. If Licensee or any of its Affiliates shall (a) commence or participate in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise assert in writing any claim, challenging or denying the validity of any of the Protiva Background Patents or Protiva Project Patents or any claim thereof or (b) actively assist any other Person in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity of such Patents or any claim thereof, Protiva will have the right to give notice to Licensee (which notice must be given, if at all, within ninety (90) days after Arbutus’s CEO first learns of the foregoing) that the licenses granted by Protiva to such Patent will terminate in ninety (90) days following such notice, and, unless Licensee and/or its Affiliate, as applicable, withdraws or causes to be withdrawn all such challenge(s) within such ninety-day period, such licenses will so terminate.
8.4    Rights in Bankruptcy. Each Party (the “Insolvent Party”) shall promptly notify the other Party (the “Solvent Party”) in writing upon the initiation of any proceeding in bankruptcy, reorganization, dissolution, liquidation or arrangement for the appointment of a receiver or trustee to take possession of the assets of the Insolvent Party or similar proceeding under the law for release of creditors by or against the Insolvent Party or if the Insolvent Party shall make a general assignment for the benefit of its creditors. To the extent permitted by Applicable Law, if the applicable circumstances described above shall have continued for ninety (90) days undismissed, unstayed, unbonded and undischarged, the Solvent Party may terminate this Agreement upon written notice to the Insolvent Party at any time. If Protiva is the Insolvent Party, the rights and remedies granted to Licensee (as the Solvent Party) pursuant to this Section 8.4 shall be in addition to, and not in lieu of, Licensee’s rights and remedies under Section 2.4 above.
8.5    Consequences of Termination; Survival.
(a)    In the event this Agreement is properly terminated in accordance with its terms, then except as provided in the Protiva-Monsanto Services Agreement, Licensee’s rights and licenses under the Protiva Intellectual Property shall terminate upon the effective date of such termination. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to or upon such expiration or termination and the provisions of ARTICLE I – (Definitions), ARTICLE VI – (Confidential Information), ARTICLE VII – (Indemnification), and ARTICLE IX – (Miscellaneous) shall survive any expiration or termination of this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Agreement, if it is determined that Protiva has breached its representation and warranty in Section 9.1(b)(iii), Licensee’s sole and exclusive remedy shall be to require Arbutus or its Affiliate, as applicable, to grant to Licensee a license under its Patents or Know-How for all purposes in the Agricultural Field and such Patents and/or Know-How shall thereafter be included within Protiva Intellectual Property for all purpose of this Agreement; provided, however, that the foregoing shall not be deemed to limit, eliminate or otherwise modify Protiva’s obligations under Section 7.1 to indemnify any Licensee Indemnitee against or hold any Licensee Indemnitee harmless in respect of any Losses actually incurred or suffered by a Licensee Indemnitee arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by UBC or any other Third Party based on any breach of any representation, warranty or covenant by Protiva under this Agreement, including Section 9.1(b)(vi), even if or to the extent such Losses may also arise out Protiva’s breach of Section 9.1(b)(iii). Furthermore, omission from the Technology Transfer Compound List of any Compound or Formulation that was provided or created by Protiva or its Affiliate in connection with the Research Program shall not be deemed to limit or eliminate Licensee’s rights under the second sentence of Section 2.1 with respect to such Compound or Formulation.
8.6    Remedies. The Parties acknowledge and agree that, in the event of a breach or a threatened breach by either Party of this Agreement for which it will have no adequate remedy at law, the other Party may suffer irreparable damage and, accordingly, shall be entitled to injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, in addition to any other remedy they might have at law or at equity. In the event of a breach or threatened breach by a Party of any such provision, the other Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which the other Party may be entitled in law or equity.
ARTICLE IX –    MISCELLANEOUS
9.1    Representations and Warranties    .
(a)    Mutual Representations and Warranties by Protiva and Licensee.

(i)    Each Party hereby represents and warrants to the other Party as of the Original Effective Date:
(a)    It is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted, to own and use its assets in the manner in which its assets are currently owned and used, and to enter into and perform its obligations under this Agreement.
(b)    The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Party and its Board of Directors and no consent, approval, order or authorization of, or registration, declaration or filing with any Third Party or Governmental Authority is necessary for the execution, delivery or performance of this Agreement.
(c)    This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.
(d)    It has never approved or commenced any proceeding, or made any election contemplating, the winding up or cessation of its business or affairs or the assignment of material assets for the benefit of creditors. To such Party’s knowledge, no such proceeding is pending or threatened.
(ii)    Each Party acknowledges and agrees that the other Party has not made any representation or warranty under this Agreement that it has or can provide all the rights that are necessary or useful to Research, Develop or Commercialize a Product; provided, however, that nothing in this Section 9.1(a)(ii) or elsewhere in this Agreement shall be deemed to eliminate, reduce, or otherwise modify any liability or obligation of Protiva or Licensee that may arise out of any representation, warranty, or covenant made by Protiva or Licensee under the Option Agreement or any other Transaction Agreement.
(iii)    Each Party represents and warrants to the other Party that as of the Original Effective Date and as of Closing it has the right to grant to such other Party, its Affiliates and Sublicensees the licenses granted hereunder and has not granted any conflicting rights to any other Person.
(b)    Protiva Representations, Warranties, and Covenants. Protiva hereby represents, warrants, and covenants to Licensee that:
(i)    To Protiva’s Knowledge, except as set forth on Schedule 9.1(b), the conception, development and reduction to practice of the Protiva Intellectual Property licensed to Licensee under the Original License did not constitute or involve the infringement, misappropriation, or other violation of trade secrets or other rights (including intellectual property rights) or property related to polynucleotide delivery in biological systems of any Person anywhere in the Territory.
(ii)    If a Compound or Formulation was provided or created by Protiva or its Affiliate in connection with the Research Program, the use and employment of which as contemplated by the Research Program or the Original License (including but not limited to in connection with the development, Manufacture, or Commercialization of any Product or the development, manufacture, or commercialization of any other product or process that uses or employs Protiva Intellectual Property) would, to the Knowledge of Protiva, infringe upon or misappropriate or otherwise violate the Intellectual Property of any Third Party, then Protiva promptly (and, in any event, prior to or contemporaneously with providing such Compound or Formulation to Monsanto under the Protiva-Monsanto Services Agreement) provided written notice thereof to the JRC;
(iii)    Except for the Tekmira Patents, as of the Original Effective Date, neither Tekmira nor any of its Affiliates (other than Protiva) owned or Controlled (including by joint ownership) any Patents or Know-How relevant to or useful in the composition, formulation, or manufacture of Compounds and/or Formulations and their use in the Agricultural Field;
(iv)    Neither Protiva nor any of its Affiliates has assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Protiva Intellectual Property in a manner that conflicts with any rights granted to Licensee hereunder;
(v)    In the provision of Services under the Original License, and except as disclosed in accordance with Section 9.1(b)(ii) above, Protiva did not Knowingly infringe, misappropriate, or otherwise violate any trade secrets or other rights (including intellectual property rights) or property of any Person anywhere in the Territory;
(vi)    No Compound or Formulation: (i) that was provided or created by Protiva or its Affiliate in connection with the Research Program and that is identified, or required to be identified, on the Technology Transfer Compound List to be provided to Licensee pursuant to the Technology Transfer or (ii) that was or is delivered, disclosed or otherwise provided to Licensee in the performance of the Technology Transfer, or the use and employment any Compound or Formulation described in item (i) or (ii) above as contemplated by the Original License (including but not limited to in connection with the development, Manufacture, or Commercialization of any Product or the development, manufacture, or commercialization of any other product or process that uses or employs Protiva Intellectual Property), will infringe, misappropriate or otherwise violate any UBC IP; and
(vii)    During the Term, neither Arbutus nor any of its Affiliates will grant a license, sublicense or other right, title, or interest in or to any Patents or Know-How it owns or Controls (including by joint ownership) as of the Original Effective Date to any Third Party for use in the Agricultural Field.
(viii)    Notwithstanding Sections 9.1(b)(i) and 9.1(b)(v) above, Licensee agrees and acknowledges that Protiva makes no representation, warranty or covenant regarding whether any nucleic acid molecules provided by Monsanto and used by Protiva in the performance of the Research Plan, or used by Licensee in connection with the development, Manufacture, or Commercialization of any Product or the development, manufacture, or commercialization of any other product or process that uses or employs Protiva Intellectual Property infringe, misappropriate, or otherwise violate the trade secrets or other rights (including intellectual property rights) or property of any Person anywhere in the Territory.
(c)    Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE ORIGINAL LICENSE, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY INTELLECTUAL PROPERTY, PRODUCTS, GOODS, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT OR THE ORIGINAL LICENSE AND HEREBY DISCLAIMS ALL IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OR VALIDITY OF PATENT RIGHTS WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT PURSUANT TO THIS AGREEMENT SHALL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO ANY SUCH PRODUCT SHALL BE ACHIEVED. Nothing in this Section 9.1(c) or elsewhere in this Agreement or the Original License shall be deemed to eliminate, reduce, or otherwise modify any liability or obligation of Protiva or Licensee that may arise out of any representation, warranty, or covenant made by Protiva or Licensee under the Option Agreement or any other Transaction Agreement.
9.2    Force Majeure    . Except with respect to payment obligations, a Party shall neither be held liable or responsible to any other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or any acts, omissions or delays in acting by any Governmental Authority or any other Party, and such affected Party promptly begins performing under this Agreement once such causes have been removed.
9.3    Consequential Damages    . UNDER NO CIRCUMSTANCES WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY WITH RESPECT TO THE PROVISION OF THE SERVICES HEREUNDER OR UNDER THE ORIGINAL LICENSE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR SIMILAR DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE AND REGARDLESS OF THE CAUSE OF ACTION FROM WHICH THEY ARISE, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR LOSS OF GOODWILL OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.3 IS INTENDED TO OR SHALL LIMIT OR

RESTRICT THE INDEMNIFICATION RIGHTS OF A PARTY OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE VI OR ANY DAMAGES THAT MAY BE AVAILABLE TO A PARTY AS A RESULT OF ANOTHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER ANY OTHER TRANSACTION AGREEMENT, SUBJECT TO THE LIMITATIONS SET FORTH THEREIN.
9.4    Assignment. Licensee may freely assign its rights and obligations hereunder to Monsanto or Monsanto Canada upon or at any time after the Closing so long as Monsanto or Monsanto Canada, as the case may be, expressly assumes in writing Licensee’s rights and obligations herein. Protiva may not assign or otherwise transfer this Agreement or any of its rights and obligations under this Agreement at any time without the prior written consent of Monsanto. Any purported transfer or assignment in contravention of this Section 9.4 shall, at the option of the non-assigning Party, be null and void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. No assignment by Protiva or any of its Affiliates of any right, title, or interest in or to the Protiva Intellectual Property shall extinguish, limit, or otherwise modify any rights granted to Licensee in or to such Protiva Intellectual Property, or the exclusivity of such rights.
9.5    Notices    .
Notices to Licensee shall be addressed to:
Protiva Agricultural Development Company Inc.
c/o Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167
Attention: Technology Alliances Lead

With copies to:

Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167
Attention: Deputy General Counsel, Intellectual Property

Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102
Attn: C. Brendan Johnson
Facsimile No.: (314) 552-8438

Notices to Protiva shall be addressed to:
Protiva Pharmaceuticals Corporation
100-8900 Glenlyon Parkway

Burnaby, B.C.
Canada V5J 5J8
Attention: President & CEO
Facsimile No.: (604) 630-5103
Notices to Arbutus shall be addressed to:
Arbutus Biopharma Corporation
100-8900 Glenlyon Parkway
Burnaby, B.C.
Canada V5J 5J8
Attention: President & CEO
Facsimile No.: (604) 630-5103
In each case with copy to:
Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019
Attention:    R. King Milling
Facsimile No.: (212) 506-5151
Either Party may change its address by giving notice to the other Party in the manner provided in this Section 9.5. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by certified mail, return receipt requested, postage prepaid, (b) sent via a reputable international express courier service, or (c) sent by facsimile transmission, with a copy by regular mail. The effective date of the notice shall be the actual date of receipt by the Receiving Party.
9.6    Independent Contractors    . It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Party to act as the agent for the other Party.
9.7    Governing Law; Jurisdiction. This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of New York, excluding its conflicts of laws principles. In the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the State or Federal courts located in New York, New York. Each of the Parties hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
9.8    Severability    . In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of the relevant jurisdiction, the validity of the remaining provisions shall not be affected and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, provided that the Parties shall negotiate in good faith a modification of this Agreement with a view to revising this Agreement in a manner which reflects, as closely as is reasonably practicable, the commercial terms of this Agreement as originally signed.
9.9    No Implied Waivers    . The waiver by either Party of a breach or default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.
9.10    Headings. The headings of articles and sections contained this Agreement are intended solely for convenience and ease of reference and do not constitute any part of this Agreement, or have any effect on its interpretation or construction.
9.11    Entire Agreement; Amendment    . This Agreement (along with the attachments) and the other Transaction Agreements (as amended as of the Effective Date) contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and, except as provided in Section 9.16 below, supersede and replace any and all previous arrangements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof and thereof. This Agreement (including the attachments hereto) may be amended only by a writing signed by each of the Parties.
9.12    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
9.13    No Third-Party Beneficiaries. Except as expressly contemplated herein, no Third Party, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement.
9.14    Further Assurances. Each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions.
9.15    Performance by Affiliates    . Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder and Affiliates of a Party are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and the relevant Party shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.
9.16    Effect of Amendment. Nothing in this Agreement shall be deemed to eliminate or modify any rights or obligations of the Parties under the Original License that had accrued prior to the Effective Date, including any obligations in respect of any election under subsection 85(1) of the Tax Act made pursuant to the Original License, it being understood and agreed by the Parties that the terms and conditions of this Agreement are effective from and after the Effective Date.
9.17    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[Signature Page Follows]
IN WITNESS WHEREOF, Licensee and Protiva have set their hands to this License and Services Agreement as of the date first written above.
PROTIVA AGRICULTURAL DEVELOPMENT COMPANY, INC.
By: /s/Bruce Cousins
Name: Bruce Cousins
Title: Executive Vice President and CFO
ARBUTUS BIOPHARMA CORPORATION
By:    /s/Bruce Cousins
Name:    Bruce Cousins
Title:    Executive Vice President and CFO

PROTIVA BIOTHERAPEUTICS INC.
By:    /s/Bruce Cousins
Name:     Bruce Cousins
Title:    Executive Vice President and CFO

EXHIBIT A
[***]